Exhibit 99.1
NEWS RELEASE
RAMBUS FILES PATENT INFRINGEMENT SUIT AGAINST NVIDIA
LOS ALTOS, Calif. — July 10, 2008 — Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced it has filed suit in the United States District Court for the Northern District of California against NVIDIA Corporation for patent infringement.
The lawsuit alleges that a number of NVIDIA products with memory controllers for SDR, DDR, DDR2, DDR3, GDDR, and GDDR3 SDRAM infringe 17 Rambus patents. The accused products in the complaint include chipsets, graphics processors, media communication processors, multimedia applications processors and other products from at least six NVIDIA product lines. Rambus is seeking injunctive relief barring the infringement, contributory infringement, and inducement to infringe the Rambus patents, as well as monetary damages.
“For more than six years, we have diligently attempted to negotiate a licensing agreement with NVIDIA, but our good faith efforts have been to no avail,” said Tom Lavelle, senior vice president and general counsel at Rambus. “Graphics and multimedia products require leading-edge memory performance, and as NVIDIA advances its product portfolio, it infringes more and more of our patents. We are left with no other recourse than litigation to protect and seek fair compensation for the use of our patented inventions. Nevertheless, we hope to continue discussions with NVIDIA to reach a negotiated settlement.”
Further information will be made available at http://investor.rambus.com in the Litigation Update section.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.

Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ patent infringement lawsuit, negotiations with NVIDIA and other related matters. There is no assurance that Rambus will be successful in this lawsuit or in reaching a negotiated settlement with NVIDIA. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com